Exhibit 99.1

NEWS RELEASE

LANCER REPORTS SECOND QUARTER RESULTS

SAN ANTONIO, TEXAS, August 12, 2004— Lancer Corporation (Amex: LAN) announced results of operations for the second quarter and six months ended June 30, 2004.

Net sales for the three months ended June 30, 2004 were $31.7 million, up 8% from sales in the second quarter of 2003.  Net earnings for the second quarter were $1.4 million, compared to $0.2 million in the same period last year.  Second quarter earnings per diluted share rose to $0.15 in 2004 from $0.02 in 2003.

In the six months ended June 30, 2004, net sales were $61.2 million, up 9% from sales in the same period of 2003.  Net earnings in the first half of 2004 were $2.4 million, or $0.25 per diluted share, compared to a loss of $0.1 million, or $0.01 per share, in the first half of 2003.

During the second quarter of 2004, sales growth was centered in the Europe and Asia/Pacific regions.  Currency fluctuations added 2% to sales in the quarter.  The higher sales, plus manufacturing cost reductions and the benefits of higher factory output, caused most of the improvement in profitability during the second quarter of 2004.  Professional fees in the second quarter of 2004 rose $0.8 million from the second quarter of 2003, driven by the cost of the re-audit of financial statements for prior years.

Christopher D. Hughes, Chief Executive Officer, commented:  “Business was good in the Europe and Asia/Pacific regions during the second quarter, but demand was generally flat in North America.  We are, however, seeing a growing number of orders for our Flavor Select line of fountain dispensers from convenience retailers in North America.  Our Lancer FBD joint venture is also enjoying widespread acceptance of its line of frozen beverage dispensers.

“I am pleased with the solid improvement in our second quarter performance.  Our focus on manufacturing costs and efficiency is beginning to pay off, and that focus will continue as we develop new sales opportunities.”

Lancer Corporation is a leading innovator, manufacturer and marketer of beverage dispensing systems serving customers worldwide.  Headquartered in San Antonio, Texas, Lancer also maintains facilities in Mexico, Australia, Belgium, New Zealand and the United Kingdom.  Lancer is a vertically integrated manufacturer with 2003 sales of $113 million, and employing approximately 1,200 people.  Lancer designs and manufacturers a complete range of fountain soft drink dispensers, frozen beverage dispensers, dispensing valves, beer dispensing equipment, and an extensive line of beverage dispensing parts and accessories, which are marketed through a network of Company sales representatives and authorized distributors.

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

LANCER CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Amounts in thousands, except share data)

	Three Months Ended		Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003

Net sales	$31,696	$29,370	$61,203	$56,244
Cost of sales	21,499	21,680	42,404	42,760
Gross profit	10,197	7,690	18,799	13,484

Selling, general and administrative expenses	7,880	6,692	15,392	13,274
Operating income	2,317	998	3,407	210

Other (income) expense:
Interest expense	144	156	253	324
(Income) loss from joint ventures	(100)	261	(253)	487
Other income, net	34	(25)	(319)	(226)
	78	392	(319)	585
Income (loss) from continuing operations before income taxes	2,239	606	3,726	(375)

Income tax expense (benefit):
Current	953	1,020	1,558	881
Deferred	(136)	(694)	(199)	(526)
	817	326	1,359	355

Income (loss) from continuing operations	1,422	280	2,367	(730)

Discontinued operations:
Loss from operations of discontinued Brazilian subsidiary	—	76	—	120
Income tax benefit	—	(26)	—	(763)
(Income) loss from discontinued operations	—	50	—	(643)
Net earnings (loss)	$1,422	$230	$2,367	$(87)

Common Shares Outstanding:
Basic	9,367,893	9,353,706	9,367,662	9,349,542
Diluted	9,460,049	9,449,974	9,465,302	9,349,542

Earnings Per Share:
Basic
Earnings (loss) from continuing operations	$0.15	$0.03	$0.25	$(0.08)
Earnings from discontinued operations	$—	$(0.01)	$—	$0.07
Net earnings	$0.15	$0.02	$0.25	$(0.01)

Diluted
Earnings (loss) from continuing operations	$0.15	$0.03	$0.25	$(0.08)
Earnings from discontinued operations	$—	$(0.01)	$—	$0.07
Net earnings	$0.15	$0.02	$0.25	$(0.01)

LANCER CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Amounts in thousands)

ASSETS

	June 30, 2004	December 31, 2003
	(Unaudited)	(Unaudited)

Assets:
Cash	$4,689	$1,129
Net receivables	17,716	14,749
Total inventories	24,962	24,502
Other assets	41,515	41,898
Total assets	$88,882	$82,278

LIABILITIES AND SHAREHOLDERS’ EQUITY

	June 30, 2004	December 31, 2003
	(Unaudited)	(Unaudited)

Liabilities:
Accounts payable	$9,191	$6,609
Debt	13,235	12,003
Other liabilities	12,788	11,703
Total liabilities	$35,214	$30,315

Minority interest	—	—

Shareholders’ equity	53,668	51,963

Total liabilities and shareholders’ equity	$88,882	$82,278